Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-236019 and No. 333-265250) on Form S-8 and Registration Statements (No. 333-279052 and No. 333-283513) on Form S-3 of Velocity Financial, Inc. (the Company) of our reports dated March 11, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ RSM US LLP

Los Angeles, California

March 11, 2025